UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2005

ALABAMA NATIONAL BANCORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-25160	63-1114426
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1927 First Avenue North, Birmingham, Alabama 35205

(Address of principal executive offices, including zip code)

(205) 583-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Annual Incentive Plan – Establishment of Performance Criteria for 2005 Bonuses

On January 19, 2005, the Compensation Committee of Alabama National BanCorporation, Inc. (the “Company”) approved the performance criteria pursuant to which cash bonuses will be paid to the Chief Executive Officer and the next four most highly compensated executive officers of the Company (the “Executives”) for fiscal year 2005 under the Company’s Annual Incentive Plan. These criteria are also used to establish cash bonuses for other officers and certain key employees of the Company. For all of the Executives other than the Chief Executive Officer, the criteria established by the Committee for 2005 bonuses under the Annual Incentive Plan are (i) growth in the Company’s earnings per share (diluted) in 2005 as compared to earnings per share results in 2004, (ii) individual goal achievement in 2005 and (iii) departmental performance in 2005. The weighting of these factors for the Executives is as follows: earnings per share goals – 50%, individual goals – 25%, and departmental goals – 25%. For the Chief Executive Officer of the Company, the sole performance criteria selected was growth in the Company’s earnings per share (diluted) in 2005 as compared to earnings per share results in 2004.

Annual Incentive Plan – Approval of Payment of Bonuses to Executives for 2004

Also at the January 19, 2005 meeting, the Compensation Committee approved the payout of cash bonuses to the Executives under the Annual Incentive Plan for fiscal year 2004. The target bonus amounts and performance criteria for the 2004 bonuses were previously established by the Compensation Committee at a December 2003 meeting. The amount of the 2004 cash bonuses were as follows: John H. Holcomb, III, $183,600; Richard Murray, IV, $106,500; William E. Matthews V, $103,000; Dan M. David, $105,000; and John R. Bragg, $65,000. For Mr. Holcomb, the 2004 bonus amount was determined by evaluating the Company’s earnings per share results in 2004. The bonus represented 60% of his target bonus amount. For the other Executive Officers, the 2004 bonus amounts were determined based upon evaluating earnings per share results in 2004, departmental performance in 2004 and the individual’s performance in 2004.

A copy of the Annual Incentive Plan is attached as Appendix C to the Company’s 2002 Proxy Statement on Schedule 14A that was filed with the Securities and Exchange Commission on March 28, 2002.

Establishment of Performance Criteria Under the Performance Share Plan

Also at the January 19, 2005 meeting of the Compensation Committee, the Committee approved the grant to the Executives of 2005 equity awards under the Company’s Performance Share Plan. The Performance Share Plan authorizes the award of performance shares to a select group of executive officers and key employees of the Company. The awards vest based on the Company’s attainment of certain pre-established levels of performance with respect to certain objective measurements of performance set forth in the Performance Share Plan. Each award granted generally represents one share of the Company’s common stock.

At the time of grant of an award under the Performance Share Plan, the Committee establishes a target award amount and a maximum eligible award amount. Furthermore, each award under the plan is deemed to be made as of January 1 of the year of the award, regardless of the actual date of grant. At the time the Compensation Committee grants awards under the Performance Share Plan, the Compensation Committee is required to fix an award period not to exceed five calendar years. The payout of the award occurs after the completion of the applicable award period and the payout can range from 0% to 170% of the target award amount. The level of satisfaction of the performance criteria established by the Committee at the time of grant determines the exact amount of the payout.

For the 2005 awards that have been granted to the Executives, the performance criteria established by the Committee to determine the percentage of the 2005 award payable is the compounded annual growth rate of the annual earnings per share of the Company during the award period. Also, the Committee selected an award period of four years. The payout of the 2005 awards granted to Executives under the Performance Share Plan will occur in 2009, after the completion of the award period.

A copy of the form of Notice of Award under the Performance Share Plan is included with this Current Report on Form 8-K as Exhibit 10.1. A copy of the Performance Share Plan is attached as Appendix B to the Company’s 2002 Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on March 28, 2002.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Exhibit
10.1	Form of Notice of Award under the Performance Share Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alabama National Bancorporation

By:	/s/ William E. Matthews, V
William E. Matthews, V
Executive Vice President and Chief Financial Officer

Dated: January 25, 2005

INDEX TO EXHIBITS

Exhibit Number	Exhibit
10.1	Form of Notice of Award under the Performance Share Plan